Exhibit 10.1

Execution Version

COOPERATION AGREEMENT

This COOPERATION AGREEMENT (this “Agreement”) is made and entered into as of June 30, 2023 (the “Effective Date”), by and among RumbleOn, Inc., a Nevada corporation (the “Company”), on the one hand, and William Coulter and Mark Tkach (each a “Stockholder” and together, the “Stockholders”), on the other hand. The Company and the Stockholders are each herein referred to as a “Party” and collectively as the “Parties.” Capitalized terms used herein and not otherwise defined have the meanings ascribed to them in Section 13 below.

WHEREAS, as of the Effective Date, Mr. Coulter beneficially owns an aggregate of 2,621,405 shares of Common Stock;

WHEREAS, as of the Effective Date, Mr. Tkach beneficially owns an aggregate of 2,621,028 shares of Common Stock;

WHEREAS, on March 16, 2023, the Stockholders submitted to the Company a notice of (the “Nomination Notice”) their intent to nominate Mr. Coulter and Melvin Flanigan for election to the Board of Directors of the Company (the “Board”) and submit certain other stockholder proposals for consideration at the 2023 Annual Meeting of Stockholders of the Company (including any adjournments, postponements, reschedulings or continuations thereof and any meeting which may be called in lieu thereof, the “2023 Annual Meeting”);

WHEREAS, on June 15, 2023 (the “Term Sheet Effective Date”), the Company and the Stockholders entered into a Binding Term Sheet (the “Term Sheet”) relating to the settlement of the matters subject to a proxy contest at the 2023 Annual Meeting;

WHEREAS, on June 16, 2023, the Board appointed Mr. Tkach as the Company’s Interim Chief Executive Officer; and

WHEREAS, the Company and the Stockholders have determined to come to an agreement with respect to the composition of the Board and certain other matters, as provided in this Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound hereby, agree as follows:

1. Board Composition and Related Matters.

(a) Board Matters.

(i) Following the execution of the Term Sheet, the Board and its committees took all necessary actions to (A) temporarily increase the size of the Board from seven (7) to nine (9) directors, (B) appoint Mr. Flanigan to serve as an unclassified director on the Board with a term expiring at the 2023 Annual Meeting, and (C) appoint Mr. Tkach to serve as an unclassified director on the Board, with a term expiring concurrently with the next vacancy created on the Board due to a Class I or Class III director’s resignation or removal from the Board, (such director, the “Departing Director”). If there is a Departing Director, the Board will appoint Mr. Tkach to fill the vacancy created by the Departing Director. Effective upon the expiration of the unclassified term of Mr. Flanigan created pursuant to this subsection, the Board shall take all necessary action to reduce the size of the Board by one (1) director, and effective upon the expiration of the unclassified term of Mr. Tkach created pursuant to this subsection, the Board shall take all necessary action to reduce the size of the Board by one (1) director, resulting in the Board being reduced back to seven (7) directors when both Messrs. Tkach’s and Flanigan’s unclassified terms created pursuant to this subsection have expired.

(ii) Upon execution of this Agreement, Mr. Tkach agrees to resign from the Board no later than the date that is the later of (A) the end of his term as Interim Chief Executive Officer of the Company or (B) Marshall Chesrown’s vacating of his Board seat.

(iii) The Board and its committees shall take all necessary actions to nominate Messrs. Coulter and Flanigan as candidates for election to the Board at the 2023 Annual Meeting. The Company shall include Messrs. Coulter and Flanigan in the Company’s slate of nominees for election as directors of the Company at the 2023 Annual Meeting, who shall fill the seats vacated by Michael Marchlik and Adam Alexander. The Company shall recommend, support and solicit proxies for the election of Messrs. Coulter and Flanigan at the 2023 Annual Meeting, in a manner no less rigorous and favorable than the manner in which the Company has historically recommended, supported and solicited proxies for the election of the Company’s director nominees. As of the Effective Date, the Parties have confirmed that each of Messrs. Coulter and Flanigan has consented to serving on the Board, to being named as a nominee in the Company’s proxy statement for the 2023 Annual Meeting and to serving a full term, if elected, at the 2023 Annual Meeting.

(iv) As soon as practicable following the appointment of each of Messrs. Flanigan and Tkach to the Board and as a condition to the subsequent nomination for election to the Board of each of Messrs. Coulter and Flanigan at the 2023 Annual Meeting, the Stockholders acknowledge that, to the extent they have not already done so, each of Messrs. Coulter and Tkach shall agree to participate in reasonable customary procedures for new director candidates. Such procedures include (A) providing upon request information required to be or customarily disclosed by directors or director candidates in proxy statements or other filings under applicable law or stock exchange regulations, information in connection with assessing eligibility, independence, and other criteria applicable to directors or satisfying compliance and legal obligations, and a fully completed and executed copy of the Company’s director candidate questionnaire (substantially in the form completed by the Company’s incumbent directors) and other reasonable and customary director onboarding documentation (substantially in the form completed by the Company’s incumbent directors), in each case, as promptly as necessary to enable the timely filing of the Company’s proxy statement and other periodic reports with the U.S. Securities and Exchange Commission (the “SEC”), (B) agreeing to comply at all times with the Company Policies (as defined below), and (C) consenting to appropriate background checks comparable to those undergone by directors of the Company, and (D) participating in an interview by the Nominating and Corporate Governance Committee.

(v) Each Party acknowledges that during their service on the Board each of Messrs. Coulter, Flanigan and Tkach shall be governed by all of the same policies, processes, procedures, codes, rules, standards and guidelines applicable to members of the Board (collectively, the “Company Policies”), and will be required to adhere to the Company’s policies on confidentiality and communications imposed on all members of the Board during their service on the Board.

(b) Observer Rights.

(i) Following the execution of the Term Sheet, the Board appointed Mr. Coulter as an observer of the Board to serve as such from the Term Sheet Effective Date until the 2023 Annual Meeting (the “Coulter Observer Period”). Following the expiration of Mr. Tkach’s term on the Board, the Company agrees to appoint Mr. Tkach as an observer of the Board to serve as such from the expiration of Mr. Tkach’s term on the Board until the conclusion of the Company’s 2024 Annual Meeting of Stockholders, unless the Company and Mr. Tkach agree to extend this period (the “Tkach Observer Period”).

(ii) The Company agrees that, subject to entering into a customary non-disclosure agreement with the Company in a form provided by the Company and to be agreed upon by the Parties (the “Observer NDA”), Mr. Coulter or Mr. Tkach, as the case may be, may have unrestricted access to attend and participate in any meetings of the Board or any committee thereof held during the Coulter Observer Period and Tkach Observer Period, respectively, as a non-voting observer and to the Company’s books and records. Each of Mr. Coulter and Mr. Tkach acknowledge that any privileged and confidential information, including information covered by the work product doctrine and / or attorney-client privilege, that is provided to the Board in their presence, or later disclosed to them, during the term of their respective Observer NDA is shared in furtherance of and to facilitate their advisory role(s) and actions on behalf of and for the benefit of the Company, is intended to be confidential, and is shared in furtherance of and pursuant to the attorney-client relationship that exists between the Company and its legal counsel.

(iii) Mr. Coulter, during the Coulter Observer Period, and Mr. Tkach, during the Tkach Observer Period, shall not (A) be deemed a member of the Board, (B) have the right to vote on any matter presented to the Board or any committee thereof, (C) be considered or be required for purposes of establishing quorum and (D) have the right to propose or offer any motions or resolutions to the Board. Mr. Coulter during the Coulter Observer Period and Mr. Tkach during the Tkach Observer Period, shall have the right to (x) receive the same materials distributed to the Board and any committee thereof, (y) receive notice of all meetings of the Board and any committee thereof and (z) otherwise fully participate in meetings and discussions of the Board and any committee thereof (whether by person or by telephone), except for the right to vote, as if he were a member of the Board or the committees; provided, however, during each of their respective Board Observer Periods, each of Mr. Coulter and Mr. Tkach shall adhere to, and act consistently with, the Company Policies and agree to leave any Board or committee meeting, if requested, to allow the Board to enter into an executive session pertaining to a material interest of Mr. Coulter or Mr. Tkach in their individual capacities rather than in their capacities as board observers or stockholders of the Company.

(c) Board Committees and Leadership.

(i) Following the execution of the Term Sheet, the Board and all applicable committees thereof took the necessary steps to:

(A)	Appoint Steven Pully as Chairman of the Board; and

(B)	Reconstitute the committees of the Board such that those committees are comprised of the following: (w) Shin Lee, as Chair, Mr. Flanigan and Rebecca C. Polak, each serving on the Nominating and Corporate Governance Committee; (x) Mr. Flanigan, as Chair, Mr. Pully and Kevin Westfall, each serving on the Audit Committee; (y) Ms. Polak, as Chair, Mr. Flanigan and Mr. Pully, each serving on the Compensation Committee; and (z) Mr. Tkach, as Chair, Ms. Lee, Ms. Polak, Mr. Pully, Mr. Westfall and Mr. Coulter, as a non-voting member until such time he is appointed to the Board, each serving on the CEO Transition Committee.

(ii) Until the Termination Date (as defined below), the Company agrees not to name a new Chairman of the Board nor reconstitute the composition of the committees of the Board, except with the Board’s approval and the Stockholders’ written consent.

2. Withdrawal of Proxy Contest and Related Matters. Concurrently with and effective as of the Effective Date, the Stockholders (a) hereby irrevocably withdraw the Nomination Notice and any and all related materials or notices submitted to the Company in connection therewith; and (b) shall immediately take necessary actions to cease any and all solicitation and other activities in connection with the 2023 Annual Meeting, other than in support of the Company’s nominations and other Company proposals to be voted on at the 2023 Annual Meeting (it being understood and agreed that the Stockholders shall vote their shares of Common Stock at the 2023 Annual Meeting in accordance with this Agreement).

3. Voting Commitment. From the Term Sheet Effective Date until September 13, 2023 (the “Standstill Period”), each Stockholder agrees solely for and on behalf of himself that he shall, or shall cause his Representatives to (a) appear in person or by proxy at each Stockholder Meeting, whether such meeting is held at a physical location or virtually by means of remote communications, and (b) vote all shares of Common Stock beneficially owned in accordance with the Board’s recommendations with respect to all proposals submitted to stockholders at such Stockholder Meeting, in each case as the Board’s recommendation is set forth in the definitive proxy statement filed by the Company in respect of such Stockholder Meeting; provided, however, that if the 2023 Annual Meeting does not conclude by July 24, 2023 or Messrs. Alexander and Marchlik do not vacate the Board by July 24, 2023, then the Standstill Period shall immediately end, and the Stockholders shall have no further obligations or duties in connection with Sections 2(b), 3, 4, or 5 of this Agreement.

4. Standstill. During the Standstill Period, except as otherwise provided in this Agreement, without the prior written consent of the Board, each of the Stockholders agrees solely for and on behalf of himself that he shall not, and shall cause his Affiliates and Associates not to, alone or in concert with others, directly or indirectly (a) call or seek to call, or request the call of, any Stockholder Meeting, including a “town hall meeting,” (b) initiate, encourage, assist, grant or participate in any “solicitation” of proxies, including by participating in any “withhold” or similar campaign and without regard to the exclusion set forth in Rule 14a-1(1)(2)(iv) of the Exchange Act (other than to named proxies included in the Company’s proxy card for any Stockholder Meeting), (c) nominate, recommend for nomination or give notice of intent to nominate or recommend for nomination a person for election at any Stockholder Meeting, (d) submit, initiate, make, submit a notice of intent to make, or be a proponent of any stockholder proposal for consideration at any Stockholder Meeting, (e) seek to influence any Third Party with respect to the voting or disposition of Common Stock except as provided in Section 2, (f) knowingly threaten or pursue, or knowingly assist any other person to threaten or pursue, any lawsuit, claim or proceeding before any court or governmental authority or regulatory authority against the Company without the consent of the majority of the Board, or (g) advise, assist or encourage any Third Party to take any action or make any statement inconsistent with any of the foregoing. Notwithstanding anything to the contrary, nothing in this Agreement will be deemed to limit Mr. Coulter or Mr. Tkach from taking any action in good faith in his capacity as a director, observer or officer of the Company.

5. Mutual Non-Disparagement.

(a) During the Standstill Period, each Stockholder agrees solely for and on behalf of himself that neither he shall, nor shall he permit any of his Representatives to, directly or indirectly, on behalf of such Stockholder, make, transmit or otherwise communicate any public or private statement of any kind, whether verbal, in writing, electronically transferred or otherwise, including to any member of the media, that might reasonably be construed to be derogatory or constitute an ad hominem attack on, or otherwise disparage or defame or damage the reputation or good name of the Company or the Company’s Affiliates, subsidiaries, business, or its current or former directors, officers or employees; provided, that nothing in this Section 5(a) shall prohibit, prevent or preclude such Stockholder from taking any action in good faith in his capacity as a director, observer or officer of the Company.

(b) During the Standstill Period, neither the Company shall, nor shall it permit any of its Representatives to, directly or indirectly, on behalf of the Company, make, transmit or otherwise communicate any public or private statement of any kind, whether verbal, in writing, electronically transferred or otherwise, including to any member of the media, that might reasonably be construed to be derogatory or constitute an ad hominem attack on, or otherwise disparage or defame or damage the reputation or good name of either Stockholder or such Stockholder’s Affiliates, subsidiaries, businesses or his current or former employees.

(c) The restrictions in Section 5(a) or (b) shall not prohibit any Party from making any statement or disclosure reasonably believed to be required under the federal securities laws or other applicable laws (including to comply with any subpoena or other legal process from any governmental authority or regulatory authority with competent jurisdiction over the relevant Party hereto) or stock exchange regulations.

(d) The restrictions in Section 5(a) or (b) shall not prevent any Party from responding to any public statement made by the other Party of the nature described in Section 5(a) or (b), if such statement by the other Party was made in breach of this Agreement.

6. SEC Filings; Public Statements.

(a) Within four (4) Business Days following the date of this Agreement, the Company shall file with the SEC a Current Report on Form 8-K reporting its entry into this Agreement and appending this Agreement as an exhibit thereto (the “Form 8-K”). The Company shall provide each of the Stockholders with a reasonable opportunity to review and comment on the Form 8-K prior to its filing with the SEC and consider in good faith any comments of the Stockholders.

(b) Within two (2) Business Days following the date of this Agreement, each Stockholder, either individually or jointly, shall file with the SEC an amendment to their respective Schedule 13D reporting their entry into this Agreement and appending this Agreement as an exhibit thereto (the “Schedule 13D Amendment”). The Schedule 13D Amendment shall be consistent with the terms of this Agreement. The Stockholders shall provide the Company with a reasonable opportunity to review and comment on the Schedule 13D Amendment prior to it being filed with the SEC and consider in good faith any comments of the Company.

(c) Except for the filing of the Form 8-K and the Schedule 13D Amendment, no Party shall make, or cause to be made, any public announcement or statement about the subject matter of this Agreement or the other Party, except as required by law or applicable stock exchange listing rules or with the prior written consent of the other Party and otherwise in accordance with this Agreement.

7. Representations and Warranties.

(a) Each Stockholder represents and warrants to the Company solely for and on behalf of himself that he has full power and authority to execute, deliver and carry out the terms and provisions of this Agreement and to consummate the transactions contemplated hereby, and that this Agreement has been duly and validly executed and delivered by such Stockholder, constitutes a valid and binding obligation and agreement of such Stockholder and is enforceable against such Stockholder in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general equity principles. Each Stockholder represents solely for and on behalf of himself that the execution, delivery and performance of this Agreement does not and will not (i) violate or conflict with any law, rule, regulation, order, judgment or decree applicable to him or (ii) result in any breach or violation of or constitute a default under or pursuant to (or an event which with notice or lapse of time or both could constitute such a breach, violation or default), or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any agreement, contract, commitment, understanding or arrangement to which he is a party or by which he is bound.

(b) The Company represents and warrants that it has the power and authority to execute, deliver and carry out the terms and provisions of this Agreement and to consummate the transactions contemplated hereby, and that this Agreement has been duly and validly authorized, executed and delivered by the Company, constitutes a valid and binding obligation and agreement of the Company and is enforceable against the Company in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general equity principles. The Company represents and warrants that (i) the execution and delivery of this Agreement, the consummation of any of the transactions contemplated hereby, and the fulfillment of the terms hereof, in each case in accordance with the terms hereof, will not conflict with, or result in a breach or violation of the organizational documents of the Company as currently in effect, (ii) the execution, delivery and performance of this Agreement by the Company does not and will not (A) violate or conflict with any law, rule, regulation, order, judgment or decree applicable to the Company or (B) result in any breach or violation of or constitute a default under or pursuant to (or an event which with notice or lapse of time or both could constitute such a breach, violation or default), or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document or any material agreement, contract, commitment, understanding or arrangement to which the Company is a party or by which it is bound, (iii) the terms of Messrs. Alexander’s and Marchlik’s service on the Board will each expire at the 2023 Annual Meeting, which is scheduled to be held no later than July 14, 2023, and (iv) the Company has received an irrevocable letter of resignation from Mr. Tkach consistent with the provisions of Section 1(a)(ii).

8. Termination.

(a) The term of this Agreement shall remain in effect until September 13, 2023 (the “Termination Date”); provided, however, that (i) the Stockholders may earlier terminate this Agreement if the Company is in material breach of its representations, warranties, covenants or agreements under this Agreement and such material breach is not cured within fifteen (15) days after receipt by the Company from a Stockholder of written notice specifying the material breach or, if impossible to cure within fifteen (15) days, which the Company has not taken any substantive action to cure within such fifteen (15) day period, and (ii) the Company may earlier terminate this Agreement if any of the Stockholders or any of their controlled Affiliates or Associates are in material breach of their representations, warranties, covenants or agreements under this Agreement and such material breach is not cured within fifteen (15) days after receipt by such Stockholder from the Company of written notice specifying the material breach or, if impossible to cure within fifteen (15) days, which such Stockholder has not taken any substantive action to cure within such fifteen (15) day period.

(b) If this Agreement is terminated in accordance with this Section 8, this Agreement shall forthwith become null and void, but (i) no termination shall relieve any Party from liability for any breach of this Agreement prior to such termination and (ii) Section 9 through Section 14 shall survive the termination of this Agreement.

9. Expenses. Each Party shall be responsible for its own fees and expenses in connection with the negotiation and execution of this Agreement and the transactions contemplated hereby; provided, however, that the Company shall pay to the Stockholders, no earlier than July 1, 2023 and no later than July 5, 2023, an estimated $2,500,000 in the aggregate, as reimbursement for reasonable, documented out-of-pocket advisor fees and expenses incurred by the Stockholders in connection with the matters related to the nomination of directors and submission of proposals at the 2023 Annual Meeting.

10. Notices. All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (a) when delivered by hand, with written confirmation of receipt; (b) upon sending, if sent by electronic mail to the electronic mail addresses below, with confirmation of receipt from the receiving party by electronic mail; (c) one (1) Business Day after being sent by a nationally recognized overnight carrier to the addresses set forth below; or (d) when actually delivered if sent by any other method that results in delivery, with written confirmation of receipt:

If to the Company:

RumbleOn, Inc.

901 W. Walnut Hill Lane

Irving, TX 75038

Attn:	Steven J. Pully
Email:	[separately provided]

with a mandatory copy (which shall not constitute notice) to:

Vinson & Elkins L.L.P.

1114 Avenue of the Americas, 32nd Floor

New York, NY 10036

Attn:	Lawrence S. Elbaum

C. Patrick Gadson

Email:	lelbaum@velaw.com

pgadson@velaw.com

If to the Stockholders, to both:

William Coulter

[separately provided]

[separately provided]

Email:	[separately provided]

Mark Tkach

[separately provided]

[separately provided]

Email:	[separately provided]

with a mandatory copy (which shall not constitute notice) to:

Baker Botts L.L.P.

One Shell Plaza

910 Louisiana Street

Houston, TX 77002

Attn:	Carina L. Antweil

Quentin W. Wiest

Email:	carina.antweil@bakerbotts.com

quentin.wiest@bakerbotts.com

11. Governing Law; Jurisdiction; Jury Waiver. This Agreement, and any disputes arising out of or related to this Agreement (whether for breach of contract, tortious conduct or otherwise), shall be governed by, and construed in accordance with, the laws of the State of Nevada, without giving effect to its conflict of laws principles. The Parties agree that exclusive jurisdiction and venue for any legal proceeding arising out of or related to this Agreement shall exclusively lie in the state or Federal courts located in Clark County, Nevada, and any appellate court from any such state or Federal court. Each Party waives any objection it may now or hereafter have to the laying of venue of any such legal proceeding, and irrevocably submits to personal jurisdiction in any such court in any such legal proceeding and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any court that any such legal proceeding brought in any such court has been brought in any inconvenient forum. Each Party consents to accept service of process in any such legal proceeding by certified or registered mail, postage prepaid, return receipt requested, addressed to it at the address set forth in Section 10. Nothing contained herein shall be deemed to affect the right of any Party to serve process in any manner permitted by law. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT.

12. Specific Performance. Each of the Parties acknowledges and agrees that irreparable harm to the other Parties may occur in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached and that such injury would not be adequately compensable by the remedies available at law (including, but not limited to, the payment of money damages). It is accordingly agreed that each of the Parties (the “Moving Party”) shall be entitled to seek specific enforcement of, and injunctive or other equitable relief as a remedy for any such breach or to prevent any violation or threatened violation of, the terms hereof, and the other Parties will not take action, directly or indirectly, in opposition to the Moving Party seeking such relief on the grounds that any other remedy or relief is available at law or in equity. The Parties further agree to waive any requirement for the security or posting of any bond in connection with any such relief. The prevailing Party that obtains a final, non-appealable order shall be entitled to recover its fees and expenses incurred with respect to any action from the non-prevailing Party. The remedies available pursuant to this Section 12 shall not be deemed to be the exclusive remedies for a breach of this Agreement but shall be in addition to all other remedies available at law or equity.

13. Certain Definitions and Interpretations. As used in this Agreement:

(a) “Affiliate” and “Associate” (and any plurals thereof) have the meanings ascribed to such terms under Rule 12b-2 promulgated by the SEC under the Exchange Act and shall include all persons or entities that at any time prior to the Termination Date become Affiliates or Associates of any applicable person or entity referred to in this Agreement; provided, however, that, for purposes of this Agreement, none of the Stockholders shall be an Affiliate or Associate of the Company and the Company shall not be an Affiliate or Associate of any of the Stockholders;

(b) “beneficial ownership,” “person,” “proxy” and “solicitation” (and any plurals thereof) have the meanings ascribed to such terms under the Exchange Act and the rules and regulations promulgated thereunder; provided, that the meaning of “solicitation” shall be without regard to the exclusions set forth in Rules 14a-1(l)(2)(iv) and 14a-2 under the Exchange Act;

(c) “Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in the State of New York are authorized or obligated to be closed by applicable law;

(d) “Common Stock” means the Class B common stock, par value $0.001 per share, of the Company;

(e) “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder;

(f) “governmental authority” means any federal, state, local, municipal, or foreign government and any political subdivision thereof, any authority, bureau, commission, department, board, official, or other instrumentality of such government or political subdivision, any self-regulatory organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of law), including, without limitation, the SEC and its staff, and any court of competent jurisdiction.

(g) “other Party” means, with respect to the Company, the Stockholders, and with respect to the Stockholders, the Company;

(h) “Representatives” means (i) a person’s Affiliates and Associates and (ii) its and their respective directors, officers, employees, partners, members, managers, consultants, legal or other advisors, agents and other representatives acting in a capacity on behalf of, in concert with or at the direction of such person or its Affiliates or Associates; provided, that when used with respect to the Company, “Representatives” shall not include any non-executive employees;

(i) “Stockholder Meeting” means each annual or special meeting of stockholders of the Company, and any adjournment, postponement, rescheduling, continuation or meeting held in lieu thereof; and

(j) “Third Party” refers to any person that is not a Party, a member of the Board, a director or officer of the Company, or legal counsel to either Party.

(k) In this Agreement, unless a clear contrary intention appears, (i) the word “including” (in its various forms) means “including, without limitation”; (ii) the words “hereunder,” “hereof,” “hereto” and words of similar import are references in this Agreement as a whole and not to any particular provision of this Agreement; (iii) the word “or” is not exclusive; (iv) references to “Sections” in this Agreement are references to Sections of this Agreement unless otherwise indicated; and (v) whenever the context requires, references to any gender shall include each other gender.

14. Miscellaneous.

(a) This Agreement contains the entire agreement between the Parties and supersedes all other prior agreements and understandings, both written and oral, between the Parties with respect to the subject matter hereof.

(b) This Agreement is solely for the benefit of the Parties and is not enforceable by any other persons.

(c) No Party may assign any of its rights or delegate any of its obligations hereunder without the prior written consent of the other Parties; provided, that each Party may assign any of its rights and delegate any of its obligations hereunder to any person or entity that acquires substantially all of that Party’s assets, whether by stock sale, merger, asset sale or otherwise. Any purported assignment in violation of this Section 14(c) is void ab initio. No assignment or delegation shall relieve the assigning or delegating Party of any of its obligations hereunder. This Agreement is for the sole benefit of the Parties and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

(d) No waiver by any Party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the Party so waiving. No waiver by any Party shall operate or be construed as a waiver in respect of any failure, breach, or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power, or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power, or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power, or privilege.

(e) If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. It is hereby stipulated and declared to be the intention of the Parties that the Parties would have executed the remaining terms, provisions, covenants and restrictions without including any of such which may be hereafter declared invalid, void or unenforceable. In addition, the Parties agree to use their reasonable best efforts to agree upon and substitute a valid and enforceable term, provision, covenant or restriction for any of such that is held invalid, void or unenforceable by a court of competent jurisdiction.

(f) Any amendment or modification of the terms and conditions set forth herein or any waiver of such terms and conditions must be agreed to in a writing signed by each Party.

(g) This Agreement may be executed in one or more textually identical counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement. Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document (including any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com), shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

(h) Each of the Parties acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this Agreement, and that it has executed this Agreement with the advice of such counsel. Each Party and its respective counsel cooperated and participated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto exchanged among the Parties will be deemed the work product of all Parties and may not be construed against any party by reason of its drafting or preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any Party that drafted or prepared it is of no application and is hereby expressly waived by each of the Parties, and any controversy over interpretations of this Agreement will be decided without regard to events of drafting or preparation.

(i) The headings set forth in this Agreement are for convenience of reference purposes only and will not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or any term or provision of this Agreement.

[Remainder of Page Left Intentionally Blank]

IN WITNESS WHEREOF, each of the Parties has executed this Agreement, or caused the same to be executed by its duly authorized representative, as of the date first above written.

THE COMPANY:

RumbleOn, Inc.

By:	/s/ Steven J. Pully
Name:	Steven J. Pully
Title:	Chairman of the Board

THE STOCKHOLDERS:

William Coulter

/s/ William Coulter

Mark Tkach

/s/ Mark Tkach

[Signature Page to Cooperation Agreement]